MDU RESOURCES GROUP, INC.

SUPPLEMENTAL INCOME SECURITY PLAN

(As Amended and Restated Effective as of November 12, 2009)

TABLE OF CONTENTS

INTRODUCTION

The objective of the MDU Resources Group, Inc. Supplemental Income Security Plan (the "Plan") is to provide certain levels of death benefits and retirement income for a select group of management or highly compensated employees and their families. Eligibility for participation in this Plan shall be limited to management or highly compensated employees who are selected by the MDU Resources Group, Inc. ("Company") Board of Director’s Compensation Committee (“Compensation Committee”) upon recommendation of the Chief Executive Officer of the Company (“CEO”).  This Plan became effective January 1, 1982, has been amended from time to time thereafter, and most recently has been amended and restated effective as of November 13, 2008.
The Plan is intended to constitute an unfunded deferred compensation plan maintained by the Company primarily for the purpose of providing non-elective deferred compensation for a select group of management or highly compensated employees.
ARTICLE I -- DEFINITIONS
Unless a different meaning is plainly implied by the context, the following terms as used in this Plan shall have the following meanings:
1.1           "Administrator" means the Compensation Committee or any other person to whom the Compensation Committee has delegated the authority to administer the Plan.  The Vice President - Human Resources of the Company is initially delegated the authority to perform the administrative responsibilities required under the Plan.
1.2           "Affiliated Company" means any current or future corporation which (a) is in a controlled group of corporations (within the meaning of Section 414(b) of the Code) of which the Company is a member and (b) has been approved by the Compensation Committee upon recommendation of the Chief Executive Officer to adopt the Plan for the benefit of its Employees.
1.3           "Beneficiary" means an individual or individuals, any entity or entities (including corporations, partnerships, estates, or trusts) that shall be entitled to receive benefits payable pursuant to the provisions of this Plan by virtue of a Participant's death; provided, however, that if more than one such person is designated as a Beneficiary hereunder, each such person's proportionate share of the death benefit hereunder must clearly be set forth in a written statement of the Participant received by and filed with the Administrator prior to the Participant's death.  If such proportionate share for each Beneficiary is not set forth in the designation, each Beneficiary shall receive an equal share of the death benefits provided hereunder.
1.4           "Company" means MDU Resources Group, Inc., and its successors, if any.
1.5           "Effective Date" of the Plan means January 1, 1982. The Effective Date of this amendment and restatement of the Plan is November 12, 2009.
1.6           "Eligible Retirement Date" means the First Eligible Retirement Date and the last day of each subsequent calendar month.
1.7           "Employee" means each person actively employed by an Employer, as determined by such Employer in accordance with its practices and procedures.
1.8           "Employer" means the Company and any Affiliated Company which shall adopt this Plan with respect to its Employees with the prior approval of the Company as set forth in Article 7 of the Plan.
1.9           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.10           "First Eligible Retirement Date" for a Participant means the last day of the month during which such Participant is both no longer actively employed by the Employer and has attained at least age 65.  For a Key Employee whose employment ceases (for reasons other than death) within six months of becoming age 65 or any time thereafter, the First Eligible Retirement Date that applies to the Monthly Post-Jobs Act Benefit will be six months after the last day of the month during which such Key Employee is both no longer actively employed by the Employer and has attained at least age 65.
1.11           “Frozen” in conjunction with the Pension Plan means that benefit accruals ceased for all participants in these plans as of December 31, 2009.
1.12           “Key Employee” is a Participant determined to be a Specified Employee under the Company’s Specified Employee Policy Regarding Compensation which was previously adopted by the Company and is attached as Appendix C.
1.13           "Limitation on Benefits" shall mean the statutory limitation on the maximum benefit that may be payable to participants under a Pension Plan due to the application of certain provisions contained in the Code.
1.14           “Monthly Post-Jobs Act Benefit” is the Participant’s total monthly benefit specified in 3.1, minus the Monthly Pre-Jobs Act Benefit.
1.15           “Monthly Pre-Jobs Act Benefit” is the Participant’s total monthly vested benefit specified in 3.3(a), 3.3(b) or 3.3(c), if any, as of December 31, 2004.
1.16           "Participant" means a present or former management or highly compensated Employee selected by the Compensation Committee upon recommendation of the Chief Executive Officer of the Company to receive benefits under this Plan.  An Employee will become a Participant at the time such Employee commences participation hereunder pursuant to the provisions of Section 2.1 hereof.
1.17           "Pension Plan" means the MDU Resources Group, Inc. Pension Plan for Non-Bargaining Unit Employees, the Williston Basin Interstate Pipeline Company Pension Plan, or the Knife River Corporation Salaried Employees' Pension Plan, as in effect on the Effective Date, amended from time to time, and Frozen as of December 31, 2009.
1.18           "Plan" means the MDU Resources Group, Inc. Supplemental Income Security Plan, as embodied herein, and any amendments thereto.
1.19           "Plan Year" means the calendar year.  The first Plan Year for this Plan shall be the 1982 calendar year.
1.20           "Salary" means annual base salary payable by an Employer to a Participant excluding (a) bonuses, (b) incentive compensation, and (c) any other form of supplemental income.
1.21           "Standard Actuarial Factors" means, with respect to a Participant, the actuarial factors and assumptions commonly used for the calculation of actuarial equivalents for retirement plans as determined by the Administrator.
1.22           "Standard Life Insurance" means life insurance that could be purchased from a commercial life insurance company at standard rates without a surcharge assessed, based on an individual's general good health.
1.23           "Standard Underwriting Factors" means life insurance rating factors utilized by a commercial life insurance company selected by the Administrator which are based on the risk assessment classifications utilized by such insurer to determine if an applicant qualifies for insurance at standard rates or if health or other factors might require a surcharge.

1.24           "Year of Participation" means each 12 consecutive months of participation in the Plan by a Participant while actively employed by one or more of the Employers (including while such Participant is qualified as totally disabled as defined in Article V), as determined at the sole discretion of the Administrator.
ARTICLE II -- ELIGIBILITY
2.1           Eligibility for Participation. The Compensation Committee, upon recommendation of the Chief Executive Officer, shall determine which management or highly compensated Employees may be eligible to participate in the Plan. The general criteria for initial consideration of an Employee include, but are not limited to, the following:  (a) either an officer or a management employee of an Employer earning an annual base salary of $165,000;  (b) an executive who makes a significant contribution to the Company's success and profitability; and (c) an executive in a business unit where benefits of this nature are a common practice, or there is a specific need to recruit and retain key executives.  Each Employee who is selected as eligible to participate hereunder and who meets the requirements for participation set forth under Section 2.2 hereof shall commence participation on the first day of the month coincident with or next following the date of such Employee's selection. The annual base salary threshold is $165,000 as of January 1, 2008.  The Administrator will, from time to time, compare and possibly adjust the annual base salary threshold to competitive practice and recommend adjustments accordingly to the Compensation Committee.
2.2           Requirements for Participation.  In order to be eligible to participate in the Plan, an Employee selected by the Compensation Committee must (a) be actively at work for one or more of the Employers; (b) have a current state of health and physical condition that would satisfy customary requirements for insurability under Standard Life Insurance; provided, however, that no provision of this Plan shall be construed or interpreted to limit participation in the Plan in contravention of the Americans With Disabilities Act and related federal and state laws; and (c) consent to supply information or to otherwise cooperate as necessary to allow the Company to obtain life insurance on behalf of such Employee (as set forth under Section 6.3 of the Plan).
2.3           Eligibility for Benefits.  Subject to the provisions of Article III, Plan benefits may commence as of the earlier to occur of (a) the first day of the month following the date of the Participant's death or (b) the Participant's First Eligible Retirement Date if the Participant  elects to receive retirement benefits under Article III hereof.
2.4           Relationship to Other Plans.  Participation in the Plan shall not preclude or limit the participation of the Participant in any other benefit plan sponsored by one or more of the Employers for which such Participant otherwise would be eligible.  However, any benefits payable under this Plan shall not be deemed salary or compensation to the Participant for purposes of determining benefits under any other employee benefit plan maintained by one or more of the Employers.
2.5           Forfeiture of Benefits.  Notwithstanding any provision of this Plan to the contrary, if any Participant is discharged from employment by one or more of the Employers for cause due to willful misconduct, dishonesty, or conviction of a crime or felony, all as determined at the sole discretion of the Compensation Committee, the rights of such Participant (or any Beneficiary of such Participant) to any present or future benefit under this Plan shall be forfeited to the extent not prohibited by applicable law.

ARTICLE III -- SUPPLEMENTAL DEATH AND RETIREMENT BENEFITS
3.1           Amount of Benefit.
(a)           Subject to the vesting requirements of Section 3.2 and provisions of Section 3.3 and 3.4 of the Plan, the monthly supplemental death and/or retirement benefits payable on behalf of (or to) a Participant as of such Participant's date of death (or First Eligible Retirement Date) will be an amount determined by the Compensation Committee upon recommendation of the Chief Executive Officer at the time of the Participant's commencement of participation in the Plan, and may be  increased from time to time thereafter by the Compensation Committee upon recommendation of the Chief Executive Officer. Subject to the discretion of the Compensation Committee upon recommendation of the Chief Executive Officer, a Participant shall generally be entitled to have a monthly supplemental death benefit paid on such Participant's behalf (or be entitled to receive a monthly supplemental retirement benefit) equal to the monthly death benefit or monthly retirement benefit (as applicable) corresponding to the Participant's Salary in effect at the date such initial or revised benefit determination is to be effective, all as set forth herein
(i)	Appendix A for Participants in the Plan before January 1, 2010, and who have not received a benefit level increase after December 31, 2009, or
(ii)	Appendix A-1 for Participants in the Plan before January 1, 2010, and who have received a benefit level increase on or after January 1, 2010, or
(iii)	Appendix A-1 for Participants who join the Plan on or after January 1, 2010.

No Participant shall receive a benefit level increase that results in a reduced benefit.
Increases in Salary do not automatically result in increases to a Participant's level of benefits. Without limiting the scope of the immediately preceding sentence, it is intended that increases to a Participant’s benefit level after commencement of participation in the Plan will be made only to the extent the Participant’s current compensation exceeds the then current annual base salary threshold determined pursuant to Section 2.1 as a general criterion for eligibility.
(b)           Participants who died, terminated employment with, or retired from, the Employers prior to January 1, 2002, will receive benefits hereunder in accordance with the terms of the Plan as in effect at the time of the Participant's death, termination of employment or retirement from the Employers.
(c)           The benefit amounts determined by the Compensation Committee upon recommendation of the Chief Executive Officer pursuant to Section 3.1(a) above are based on the assumption that each Participant's health and physical condition at the time of such Participant's commencement of participation in the Plan meets customary requirements for Standard Life Insurance. Benefits under the Plan may be reduced by the Compensation Committee upon recommendation of the Chief Executive Officer within a reasonable period following the establishment of such benefit level in accordance with Standard Underwriting Factors, but only with respect to that portion of the monthly death or retirement benefit for which the criteria for health and physical condition are not met.  Participants will be notified of any such reduction within a reasonable period following participation in the Plan.  Once benefits have been reduced under this Section 3.1, such benefits shall not be further reduced for the remainder of the Participant's participation in the Plan.

(d)           Participants who die while actively employed will be considered to be 100% vested for the death benefit, and not subject to the vesting schedule.  However, once the participant is no longer actively employed (e.g. resignation, termination, disability, etc.) Section 3.2 applies.
3.2           Vesting.
(a)           If a Participant retires or terminates employment with an Employer before the Participant completes at least 10 Years of Participation, the monthly death and/or retirement benefits to which such Participant otherwise would be entitled under the terms of Section 3.1 hereof shall vest as follows:

Vesting Schedule

Years of Participation	Percent of Section
Completed by the Participant	3.1 Benefits Payable

1	0%
2	0%
3	20%
4	40%
5	50%
6	60%
7	70%
8	80%
9	90%
10	100%

(b)           Participants receiving a benefit increase on or after January 1, 2010, will be subject to an additional vesting period with respect to the benefit level increase. The additional vesting period will be the longer of:
(i)	Three Years of Participation, or

(ii)	Ten Years of Participation minus the Participant’s number of Years of Participation at the time the benefit level increase is granted to the Participant.
If, after receiving a benefit level increase, a Participant’s employment terminates, for reasons other than death or being an officer of the Employer who attains age 65 and is required to retire, prior to the end of the additional vesting period associated with the benefit level increase, the benefit level increase will be forfeited. In this case, the Participant’s benefit level will revert to the benefit level in effect immediately prior to the benefit level increase.
If, after receiving a benefit level increase, a Participant’s employment is terminated due to death, then the additional vesting period is waived and the survivor’s benefits will reflect the benefit level increase.
If, after receiving a benefit level increase, the Participant is a) an officer of the Employer, b) attains age 65, and c) is required to retire prior to the end of the additional vesting period associated with the benefit level increase, he or she will vest in the benefit level increase as follows:

“Years of Participation” After	Vesting Percentage of
Benefit Level Increase	Benefit Level Increase

Less than 1	0%
Between 1 and 2	33%
Between 2 and 3	66%
3 or More	100%

The above vesting schedule under Section 3.2(b) applies only to Participants who are officers of the Employer, attain age 65, are required to retire, and who have satisfied the vesting requirements under Section 3.2(a).

The Compensation Committee, upon recommendation of the Chief Executive Officer, may waive any or all of the additional vesting requirement associated with a benefit level increase.
3.3           Participant’s Election of Monthly Pre-Jobs Act Benefit .  Upon attainment of age 65 or, as of such Participant's First Eligible Retirement Date (if later), a Participant will be entitled to determine the form of benefit payable under subsection (a) hereof, and the date of commencement of such benefits, subject to the approval of the Administrator, in accordance with the terms of the Plan.  The Participant may elect:
(a)           to defer any payments and retain a future monthly death benefit in amounts determined pursuant to Section 3.1 hereof, multiplied by the appropriate percentage amount set forth in section 3.2, or
(b)           in lieu of any death benefits under this Plan, a monthly retirement benefit determined in accordance with Section 3.1, multiplied by the appropriate percentage amount set forth in Section 3.2, with no death benefit, or
(c)           a percentage of each benefit described in subsections (a and b) above.  The percentage of each benefit must be in even increments of ten percent (10%).
(i)
If a Participant has elected to receive less than one hundred percent (100%) of such Participant's monthly retirement benefit (e.g. 50%), the Participant may subsequently elect to begin receiving an additional percentage retirement benefit (e.g. another 20%.) There may be no more than two (2) such additions during the Participant's lifetime, and no more than one (1) such addition during any calendar year.

(ii)	Any such addition in retirement benefit payments will result in an equal percentage reduction in death benefits, to the percentage change in retirement benefit.
(iii)	Once retirement benefit payments have started, Participants shall not be entitled to subsequently decrease retirement benefit payments.
(d)           Elections under this Section 3.3 must be communicated in writing to the Administrator and will be effective as of the first day of the first month following the Administrator's receipt and the approval of such request by the Chief Executive Officer.
3.4           Participant’s Election of Monthly Post-Jobs Act Benefit.  Upon attainment of age 65, or as of such Participant’s First Eligible Retirement Date (if later), the Participant’s Monthly Post-Jobs Act Benefit will automatically be designated as a retirement benefit.  A Participant may, however, make a one-time written election to avoid the automatic designation of the Monthly Post-Jobs Act Benefit as a retirement benefit, and instead designate such benefit as a death benefit (or a combination of retirement and death benefit).  The written election must be made by the Participant on or before the Participant reaches age 64, and once the written election is made it may not be changed.  Should a Participant elect a retirement benefit and subsequently die before attaining age 65, the Monthly Post-Jobs Act Benefit will revert to a death benefit.  Should a Participant who is a Key Employee elect a retirement benefit and subsequently die before their First Eligible Retirement Date, the Monthly Post-Jobs Act Benefit will revert to a death benefit.
3.5           Payment of Monthly Benefits.
(a)           Death Benefits.  Any death benefits payable with respect to a Participant pursuant to Sections 3.3(a)(b) or (c) or Section 3.4 shall commence on the first day of the calendar month following the date of the Participant's death and shall be payable in monthly installments for a period of 180 months.
(b)           Retirement Benefit for the Monthly Pre-Jobs Act Benefit.  The Monthly Pre-Jobs Act Benefit elected as retirement benefits payable under this Plan shall commence on the Eligible Retirement Date selected by the Participant (upon 30 day's written notice to the Administrator) and will be payable to such Participant in monthly installments for a period of 180 months.  In the event the Participant dies prior to the completion of such 180-month period, the balance of such retirement benefits shall be paid to the Participant's Beneficiary at such times and in such amounts as if the Participant had not died, such payment being made in addition to any death benefits payable under Section 3.3(c) hereof.  To the extent a Participant elects to commence receiving increased retirement benefits pursuant to Section 3.3(c) (i), the amount of increase of retirement benefits shall be in the form of a monthly benefit payable for a separate 180-month period.
(c)           Retirement Benefit for the Monthly Post-Jobs Act Benefit.  Unless the Participant elects in writing to receive the Monthly Post-Jobs Act Benefit in the form of a monthly death benefit (as specified in 3.4), the Monthly Post-Jobs Act Benefit will take the form of a retirement payment and will be payable as follows:
(i)
to a Key Employee, payments will begin the later of (I) the First Eligible Retirement Date, or (II) six months after the last day of the month during which such Key Employee is both no longer actively employed by the Employer and has attained at least age 65.  If such payments begin on (c) (i) (II), the first monthly payment to the Key Employee will include a total of seven months’ payments.  Also, such first monthly payment will include an interest credit on the first six months’ payments equivalent to one-half of the annual prime interest rate contained in the Wall Street Journal on the Key Employee’s last day of employment (or the first business day after the Key Employee’s last day of employment should the last day of employment be a non-business day).   Payments to the Key Employee will last 173 months.  Should the Key Employee die prior to the completion of the 173 month period, the balance of such retirement benefits shall be paid to the Participant's Beneficiary at such times and in such amounts as if the Participant had not died, such payment being made in addition to any death benefits payable under Sections 3.3(a) hereof.
(ii)
to a Participant who is not a Key Employee, payments will begin on the First Eligible Retirement Date and be payable to such Participant in monthly installments for a period of 180 months.  In the event the Participant dies prior to the completion of such 180-month period, the balance of such retirement benefits shall be paid to the Participant's Beneficiary at such times and in such amounts as if the Participant had not died, such payment being made in addition to any death benefits payable under Sections 3.3(a).

(d)         Actuarial Equivalent Alternative Forms for the Monthly Pre-Jobs Act Benefit.  The normal form of retirement benefit for the Monthly Pre-Jobs Act Benefit to which a Participant shall be entitled shall be determined under paragraph 3.4(b). Alternatively, a participant may elect to receive their Monthly Pre-Jobs Act Benefit in the form of a retirement benefit in one of the following actuarially equivalent forms (as determined by the Administrator), provided, however, that each alternative form shall also be payable for a certain period of 180 months:  (i) the lifetime of the Participant; (ii) the lifetime of the Participant with the same amount payable to the Participant continued thereafter for the lifetime of the Participant’s spouse; or (iii) the lifetime of the Participant with 67% of the amount payable to the Participant continued thereafter for the lifetime of the Participant’s spouse.  However, in no event will the Company incur more costs in providing the actuarial equivalent alternative form to the Participant than it would otherwise incur in providing the normal form of retirement benefit.  Applying the discount rate used by the Company to calculate the FAS 87 expense, the present value of the Participant’s retirement benefit will be calculated by the Administrator.  The Administrator will then purchase an annuity at a cost no greater than the present value of the retirement benefit.
(e)           Actuarial Equivalent Alternative Forms for the Monthly Post-Jobs Act Benefit.  There are no Actuarial Equivalent Alternative Forms relating to the Monthly Post-Jobs Act Benefit.
(f)           Single Sum Payment.  Notwithstanding the provisions of subsections (a),  (b), and (c) of this Section 3.5, the Administrator reserves the right to pay the Monthly Pre-Jobs Act Benefit in the form of an actuarially equivalent single sum (as determined by the Administrator) when retirement or death benefits are payable due to termination of employment, excluding disability, or death prior to the Participant's attainment of age 55, or upon the death of the Participant and the primary beneficiary(ies).  The Single Sum Payment will not apply to the Monthly Post-Jobs Act Benefits.

3.6           Exclusions and Limitations.
(a)           No death benefits will be payable with respect to a Participant in the event of such Participant's death by suicide within two (2) years after commencement of participation in the Plan, and no benefit increase will apply in the event of any such Participant's death by suicide within two (2) years after such Participant becomes eligible for an increase in death benefits.
(b)           In the event that a Participant misrepresents any health or physical condition at the time of commencement of participation in the Plan or at the time of a retirement or death benefit increase, no retirement or death benefit or retirement or death benefit increase will be payable under the Plan within two (2) years of such misrepresentation.
3.7           Death of a Beneficiary.
(a)           In the event any Beneficiary predeceases the Participant, is not in existence, is not ascertainable, or is not locatable (see Section 6.11) as of the date benefits under the Plan become payable to such Beneficiary, Plan benefits shall be paid to such contingent Beneficiary or Beneficiaries as shall have been named by the Participant on the Participant's most recent Beneficiary election form that has been received and filed with the Administrator prior to the Participant's death.  If no contingent Beneficiary has been named, the contingent Beneficiary shall be the Participant's estate.
(b)           In the event any Beneficiary dies after commencing to receive monthly benefits under the Plan but prior to the payment of all monthly benefits to which such Beneficiary is entitled, remaining benefits shall be paid to a beneficiary designated by the deceased Beneficiary (the "Secondary Beneficiary"), provided such designation has been received and filed with the Administrator prior to the death of the Beneficiary.  If no such person has been designated by the deceased Beneficiary, the Secondary Beneficiary shall be the estate of the Beneficiary.  In the event the Secondary Beneficiary shall die prior to the payment of all benefits to which such Secondary Beneficiary is entitled, the remainder of such payments shall be made to such Secondary Beneficiary's estate.  If the Administrator is in doubt as to the right of any person to receive benefits under the Plan, the Administrator may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Administrator may pay a single sum amount in accordance with Section 3.5 (f) into any court of competent jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Employer.
3.8           Discretion As To Benefit Amount.  Notwithstanding the foregoing, the Compensation Committee upon recommendation of the Chief Executive Officer of the Company may, with full and complete discretion, disregard Standard Underwriting Factors and customary requirements for Standard Life Insurance in establishing and/or increasing the amount of any Participant's retirement or death benefit under the Plan.
3.9           Suspension of Benefits Upon Reemployment.  Employment with any Employer subsequent to the commencement of Pre-Jobs Act benefits under this Article III may, at the sole discretion of the Compensation Committee upon recommendation of the Chief Executive Officer of the Company, result in the suspension of Pre-Jobs Act benefits for the period of such employment or reemployment.
ARTICLE IV --  REPLACEMENT RETIREMENT BENEFITS
4.1           Participation.  Benefits under this Article IV shall be payable only to those Participants listed on Appendix B-1 and B-2. These Participants whose benefits, under a Pension Plan under which they otherwise participate, are reduced or limited by reason of the Limitation on Benefits as of December 31, 2009.  Participants listed on Appendix B-1 shall be eligible to receive benefits under Article IV if their employment is terminated for reasons other than death at any time prior to attaining age 65. Additionally, Participants listed on Appendix B-2 may receive benefits under Article IV if they remain continuously employed until attaining age 60.   Benefits under this Article IV (a) shall be payable only for such period that the benefits under the Pension Plan are actually reduced or limited and (b) shall terminate as of the last day of the month immediately preceding the month during which the Participant attains age sixty-five (65). Should the Participant die before his sixty-fifth (65th) birthday, and  he had elected a joint and survivor form of payment (specified in Section 4.2 (c)), the Participant’s surviving spouse will receive Article IV benefit payments until the date the Participant would have attained age 65.  Furthermore, benefits under this Article IV also shall be payable only to those Participants who are active Employees on or after January 1, 1997.  Except for Participants listed on Appendix B-1 or Appendix B-2, no current or future Participant will be eligible for benefits under this Article IV.
4.2           Amount and Method of Payment.
(a)           Amount of Benefit.  The amount, if any, of the monthly benefit payable to or on account of a Participant pursuant to this Article IV shall equal the difference of (i) minus (ii) where:
(i)
equals the amount of monthly retirement benefits which would be provided to the Participant under the Pension Plan as of December 31, 2009, without regard to the Limitation of Benefits in effect on December 31, 2009; and

(ii)
equals the amount of monthly retirement benefits payable to such Participant under the Pension Plan as of December 31, 2009, due to the application of the Limitation on Benefits in effect on December 31, 2009.

provided, however, that no benefits shall be payable to a Participant under this Article IV unless the amount of such monthly benefit is at least fifty dollars ($50).  The benefit amount provided under this Section 4.2(a) shall be determined with reference to the form of benefit determined under section 4.2(c) hereof and shall be calculated in accordance with the Standard Actuarial Factors utilized under the Pension Plan as of December 31, 2009.
(b)           Vesting.  A Participant shall be vested in benefits under this Article IV to the same extent as such Participant is vested in benefits under the applicable Pension Plan.  Although the Pension Plan was Frozen as of December 31, 2009, vesting will continue for Participants listed on Appendix B-2.
(c)           Payment of Benefit.  The benefits provided under this Article IV shall be paid to each such Participant, surviving spouse (as defined under the applicable Pension Plan) or joint annuitant (as defined under the applicable Pension Plan).  Benefits due the Participant under Article IV will commence automatically upon separation of employment from the Employer regardless of the Participant’s timing of payment under the applicable Pension Plan, unless the Participant is a Key Employee, in which case Article IV payments will commence seven months after separation of employment from the Employer.  If the Participant is a Key Employee, the payments otherwise due them in months one through six will be paid cumulatively on the seventh month after separation of employment.  Also, the payment on the seventh month will include an interest credit on the first six months’ payments equivalent to one-half of the annual prime interest rate contained in the Wall Street Journal on the Key Employee’s last day of employment (or the first business day after the Key Employee’s last day of employment should the last day of employment be a non-business day).   A Participant is limited to receiving Article IV as either a single life annuity (i.e., the lifetime of the Participant) or a qualified joint and survivor annuity (i.e., the lifetime of the Participant with the same amount payable to the Participant continued thereafter for the lifetime of the Participant’s spouse).  Notwithstanding the ability for the Participant to receive a lump-sum payment for their pension benefit under the applicable Pension Plan, there is no lump-sum payment available to Article IV benefits.  Payments shall be made in accordance with, and subject to, the terms and conditions of the applicable Pension Plan; provided, however, that no spousal consent shall be required to commence any form of payment under this Article IV.
(d)           Commencement and Duration of Payments.  Subject to Section 4.2(c), benefits provided under this Article IV shall commence automatically when the Participant becomes eligible for Article IV benefits, without regard to payment under any Pension Plan, and shall continue to age 65 or the death of the Participant, if prior to age 65, and, if applicable, in reduced amount until the death of the Participant's spouse or joint annuitant, whichever is applicable.
(e)           Necessity of Actual Reduction.  Notwithstanding any other provision of this Plan, no amount shall be payable under this Article IV unless the Participant's monthly benefit paid under the applicable Pension Plan is actually reduced because of application of the Limitation on Benefits.  Benefits payable to a Participant under this Article IV shall not duplicate benefits payable to such Participant from any other plan or arrangement of the Company.  In the event a change in law or regulation liberalizes the limitations applicable to determining the

Limitation on Benefits such that a Participant may receive additional benefits under the applicable Pension Plan, and the applicable Pension Plan provides for the payment of such additional benefits to the Participant, the amount payable under this Article IV shall be reduced by a corresponding amount.
ARTICLE V -- DISABILITY BENEFITS
5.1           Monthly Disability Benefit.
(a)           If a Participant becomes totally disabled following commencement of participation in the Plan, the Participant shall continue to receive credit for up to two (2) years of Participation under the Plan for so long as the Participant is totally disabled.  Following termination of the participant's employment with the Employer, the Participant's monthly retirement benefits under Article III of the Plan shall commence beginning on or after the Participant's First Eligible Retirement Date.
(b)           A Participant is "totally disabled" if such Participant is disabled within the meaning of the applicable long-term disability plan sponsored by such Participant's Employer, or as determined by Social Security.
(c)           If a Participant who is totally disabled dies before attaining age 65, any death benefit payable to the Participant's Beneficiary will be determined and paid in accordance with the vesting schedule terms of Article III.
ARTICLE VI - MISCELLANEOUS
6.1           Amendment and Termination.  Any action to amend, modify, suspend or terminate the Plan may be taken at any time, and from time to time, by resolution of the Board of Directors of the Company (or any person or persons duly authorized by resolution of the Board of Directors of the Company to take such action) in its sole discretion and without the consent of any Participant or Beneficiary, but no such action shall retroactively reduce any benefits accrued by any Participant under this Plan prior to the time of such action.
6.2           No Guarantee of Employment.  Nothing contained herein shall be construed as a contract of employment between a Participant and any Employer or shall be deemed to give any Participant the right to be retained in the employ of any Employer.
6.3           Funding of Plan and Benefit Payments.  This Plan is unfunded within the meaning of ERISA.  Each Employer will make Plan benefit payments from its general assets.  Each Employer may purchase policies of life insurance on the lives of Plan Participants and to refuse participation in the Plan to any Employee who, if requested to do so, declines to supply information or to otherwise cooperate so that the Employer may obtain life insurance on behalf of such Participant.  The Employer will be the owner and the beneficiary of any such policy, and Plan benefits will be neither limited to nor secured by any such policy or its proceeds.  Participants and their Beneficiaries shall have no right, title or interest in any such life insurance policies, in any other assets of any Employer or in any investments any Employer may make to assist it in meeting its obligations under the Plan.  All such assets shall be solely the property of such Employer and shall be subject to the claims of such Employer's general creditors.  There are no assets of any Employer that are identified or segregated for purposes of the payment of any benefits under this Plan.  To the extent a Participant or any other person acquires a right to receive payments from an Employer under the Plan, such right shall be no greater than the right of any unsecured general creditor of such Employer and such person shall have only the unsecured promise of the Employer that such payments shall be made.
6.4           Payment Not Assignable.  Except in the case of a Qualified Domestic Relations Order described under Code Section 414(p), Participants and their Beneficiaries shall not have the right to alienate, anticipate, commute, sell, assign, transfer, pledge, encumber or otherwise convey the right to receive any payments under the Plan, and any payments under the Plan or rights thereto shall not be subject to the debts, liabilities, contracts, engagements or torts of Participants or their Beneficiaries nor to attachment, garnishment or execution, nor shall they be transferable by operation of law in the event of bankruptcy or insolvency.  Any attempt, whether voluntary or involuntary, to effect any such action shall be null, void and of no effect.
6.5           Applicable Law.  The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Delaware, except to the extent such laws are preempted by the laws of the United States of America.
6.6           Claims Procedure.
(a)           Right to File a Claim.  Participants and Beneficiaries are entitled to file a claim with respect to benefits or other aspects of the operation of the Plan.  The claim is required to be in writing and must be made to the Administrator.
(b)           Denial of Claim.  If the claim is denied by the Administrator, the claimant shall be notified in writing within ninety (90) days after receipt of the claim or within one hundred eighty (180) days after such receipt if special circumstances require an extension of time.  If special circumstances require an extension of time in order to review the claim, the claimant will be furnished with a written notice of the extension of time within the initial ninety (90) day period.  The notice will include an explanation of the special circumstances that require an extension and the date by which the Administrator expects to make its determination.  In no event, however, will the extension of time exceed 180 days from the date of the receipt of the claim by the Administrator.  A written notice of denial of the claim shall contain the following information:

(i)           Specific reason or reasons for the denial;

(ii)           Specific reference to the pertinent provisions of the Plan on which the denial is based;

(iii)           A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why the material or information is necessary; and

(iv)           A description of the Plan’s review procedures and the time limits applicable to the procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial upon review of the claim.

(c)           Claims Review Procedure.
(i)           Participants or Beneficiaries may request that the Administrator review the denial of the claim.  Such request must be made within sixty (60) days following the date the claimant received written notice of the denial of the claim.  The Administrator shall afford the claimant a full and fair review of the decision denying the claim and shall:
(A)           Provide, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim; and
(B)           Permit the claimant to submit written comments, documents, records, and other information relating to the claim.

(ii)           The decision on review by the Administrator shall be in writing and shall be issued within sixty (60) days following receipt of the request for review.  The period for decision may be extended to a date not later than one-hundred and twenty (120) days after such receipt if the Administrator determines that special circumstances require extension.  If special circumstances require an extension of time, the claimant shall be furnished written notice prior to the termination of the initial sixty (60) day period which explains the special circumstances requiring an extension of time and the date by which the Administrator expects to render its decision on review.  The decision on review shall include:

(A)           Specific reason or reasons for the adverse determination;

(B)           References to the specific provisions in the Plan on which the determination is based;

(C)           A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim; and

(D)           A statement of the claimant’s right to bring an action under Section 502(c) of ERISA.

(iii)           Any action required or authorized to be taken by the claimant pursuant to this Section may be taken by a representative authorized in writing by the claimant to represent the claimant.
6.7           Plan Administration.
(a)           The Plan shall be administered by the Administrator.  The Administrator shall serve as the final review under the Plan and shall have sole and complete discretionary authority to determine conclusively for all persons, and in accordance with the terms of the documents or instruments governing the Plan, any and all questions arising from the administration of the Plan and interpretation of all Plan provisions.  The Administrator shall make the final determination of all questions relating to participation of employees and eligibility for benefits, and the amount and type of benefits payable to any Participant or Beneficiary.  In no way limiting the foregoing, the Administrator shall have the following specific duties and obligations in connection with the administration of the Plan:
(i)	to promulgate and enforce such rules, regulations and procedures as may be proper for the efficient administration of the Plan;
(ii)
to determine all questions arising in the administration, interpretation and application of the Plan, including questions of eligibility and of the status and rights of Participants and any other persons hereunder;

(iii)
to decide any dispute arising hereunder; provided, however, that the Administrator shall not participate in any matter involving any questions relating solely to the Administrator's own participation or benefit under this Plan;

(iv)	to advise the Boards of Directors of the Employers regarding the known future need for funds to be available for distribution;
(v)
to compute the amount of benefits and other payments which shall be payable to any Participant or Beneficiary in accordance with the provisions of the Plan and to determine the person or persons to whom such benefits shall be paid;

(vi)	to make recommendations to the Board of Directors of the Company with respect to proposed amendments to the Plan;
(vii)	to file all reports with government agencies, Participants and other parties as may be required by law, whether such reports are initially the obligation of the Employers, or the Plan;
(viii)	to engage an actuary to the Plan, if necessary, and to cause the liabilities of the Plan to be evaluated by such actuary; and
(ix)	to have all such other powers as may be necessary to discharge its duties hereunder.
(b)           Decisions by the Administrator shall be final, conclusive and binding on all parties and not subject to further review.
(c)           The Administrator may employ attorneys, consultants, accountants or other persons (who may be attorneys, consultants, actuaries, accountants or persons performing other services for, or are employed by, any Employer or any affiliate of any Employer), and the Administrator, the Employers and their other officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons.  No member of the Board of Directors of any Employer, the  Chief Executive Officer , the Administrator, nor any other officer, director or employee of the Company or of any Employer acting on behalf of the Board of Directors of any Employer or the Chief Executive Officer  or the Administrator, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Boards of Directors of the Employers, the Chief Executive Officer  and the Administrator and each officer or employee of the Company or of an Employer acting on their behalf shall be fully indemnified and protected by the Company for all costs, liabilities and expenses (including, but not limited to, reasonable attorneys' fees and court costs) relating to any such action, determination or interpretation.
6.8           Binding Nature.  This Plan shall be binding upon and inure to the benefit of the Employers and their successors and assigns and to the Participants, their Beneficiaries and their estates.  Nothing in this Plan shall preclude any Employer from consolidating or merging into or with, or transferring all or substantially all of its assets to another company or corporation, whether or not such company or corporation assumes this Plan and any obligation of the Employer hereunder.
6.9           Withholding Taxes.  The Employers may withhold from any benefits payable under this Plan all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.
6.10           Action Affecting Chief Executive Officer.  To the extent any action required to be taken by the Chief Executive Officer of the Company would decrease, increase, accelerate, delay or otherwise materially impact such individual's benefits under the Plan, such action shall be taken instead by the Compensation Committee of the Board of Directors of the Company.

6.11           Payments Due Missing Persons.  The Administrator shall make a reasonable effort to locate all persons entitled to benefits (including retirement benefits and death benefits for Beneficiaries) under the Plan; however, notwithstanding any provisions of this Plan to the contrary, if, after a period of five years from the date such benefits first become due, any such persons entitled to benefits have not been located, their rights under the Plan shall stand suspended.  Before this provision becomes operative, the Administrator shall send a certified letter to all such persons at their last known address advising them that their benefits under the Plan shall be suspended.  Any such suspended amounts shall be held by the Employer for a period of three additional years (or a total of eight years from the time the benefits first became payable) and thereafter such amounts shall be forfeited and non-payable.
6.12           Liability Limited.  Neither the Employers, the Administrator, nor any agents, employees, officers, directors or shareholders of any of them, nor any other person shall have any liability or responsibility with respect to this Plan, except as expressly provided herein.
6.13           Incapacity.  If the Administrator shall receive evidence satisfactory to it that a Participant or Beneficiary entitled to receive any benefit under the Plan is, at the time when such benefit becomes payable, a minor or is physically or mentally incompetent to receive such benefit and to give a valid release therefore, and that another person or an institution is then maintaining or has custody of such Participant or Beneficiary and that no guardian, committee or other representative of the estate of such Participant or Beneficiary shall have been duly appointed, the Administrator may make payment of such benefit otherwise payable to such Participant or Beneficiary (or to such guardian, committee or other representative of such person's estate) to such other person or institution, and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.

6.14           Plurals.  Where appearing in the Plan, this singular shall include the plural, and vice versa, unless the context clearly indicates a different meaning.
6.15           Headings.  The headings and sub-headings in this Plan are inserted for the convenience of reference only and are to be ignored in any construction of the provisions hereof.
6.16           Severability.  In case any provision of this Plan shall be held illegal or void, such illegality or invalidity shall not affect the remaining provisions of this Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein.
6.17           Payment of Benefits.  All amounts payable hereunder may be paid directly by the Employer or pursuant to the terms of the grantor trust, if any, established as a funding vehicle for benefits provided hereunder.
ARTICLE VII -- ADDITIONAL AFFILIATED COMPANIES
7.1           Participation in the Plan.
(a)           Any Affiliated Company may become an Employer with respect to this Plan with the consent of the Compensation Committee upon recommendation of the Chief Executive Officer, upon the following conditions:
(i)	such Employer shall make, execute and deliver such instruments as the Company requires; and
(ii)	such Employer shall designate the Company, the Chief Executive Officer of the Company and the Administrator, as its agents for purposes of this Plan.

(b)           Any such Employer may by action of its Board of Directors withdraw from participation, subject to approval by the Compensation Committee upon recommendation of the Chief Executive Officer.
7.2           Effect of Participation.  Each Employer which with the consent of the Compensation Committee upon recommendation of the Chief Executive Officer of the Company complies with Section 7.1(a) shall be deemed to have adopted this Plan for the benefit of its Employees who participate in this Plan.

 APPENDIX  A
SCHEDULE OF RETIREMENT AND SURVIVORS BENEFITS

For Participants in the Plan prior to January 1, 2010

AND

Who have not received a benefit level increase after December 31, 2009

				Monthly	Monthly
Level	Salary			Retirement Benefit	Death Benefit
50	$50,000	-	$59,999	$1,330	$2,660
51				$1,728	$3,456
52	$60,000	-	$74,999	$1,800	$3,600
53				$2,160	$4,320
54	$75,000	-	$99,999	$2,580	$5,160
55				$2,880	$5,760
56	$100,000	-	$124,999	$3,600	$7,200
57	$125,000	-	$149,999	$4,470	$8,940
58	$150,000	-	$174,999	$5,360	$10,720
59	$175,000	-	$199,999	$6,250	$12,500
60	$200,000	-	$224,999	$7,300	$14,600
61	$225,000	-	$249,999	$8,215	$16,430
62	$250,000	-	$274,999	$9,125	$18,250
63	$275,000	-	$299,999	$10,475	$20,950
64	$300,000	-	$324,999	$12,145	$24,290
65	$325,000	-	$349,999	$13,670	$27,340
66	$350,000	-	$399,999	$16,110	$32,220
67	$400,000	-	$449,999	$19,525	$39,050
68	$450,000	-	$499,999	$22,850	$45,700
69	$500,000	-	$599,999	$28,800	$57,600
70	$600,000	-	$699,999	$36,500	$73,000
71	$700,000	-	$799,999	$42,710	$85,420
72	$800,000	-	$899,999	$49,220	$98,440
73	$900,000	-	$999,999	$55,310	$110,620
74	$1,000,000	-	$1,099,999	$60,200	$120,400

APPENDIX A-1
SCHEDULE OF RETIREMENT AND SURVIVORS BENEFITS
For Participants in the Plan prior to January 1, 2010, and who have received a benefit level increase on or after January 1, 2010

OR

For Participants who join the Plan on or after January 1, 2010

				Monthly	Monthly
				Retirement	Death
Level	Salary Range			Benefit	Benefit
58	$165,000	-	$174,999	$4,288	$8,576
59	$175,000	-	$199,999	$5,000	$10,000
60	$200,000	-	$224,999	$5,840	$11,680
61	$225,000	-	$249,999	$6,572	$13,144
62	$250,000	-	$274,999	$7,300	$14,600
63	$275,000	-	$299,999	$8,380	$16,760
64	$300,000	-	$324,999	$9,716	$19,432
65	$325,000	-	$349,999	$10,936	$21,872
66	$350,000	-	$399,999	$12,888	$25,776
67	$400,000	-	$449,999	$15,620	$31,240
68	$450,000	-	$499,999	$18,280	$36,560
69	$500,000	-	$599,999	$23,040	$46,080
70	$600,000	-	$699,999	$29,200	$58,400
71	$700,000	-	$799,999	$34,168	$68,336
72	$800,000	-	$899,999	$39,376	$78,752
73	$900,000	-	$999,999	$44,248	$88,496
74	$1,000,000	-	$1,099,999	$48,160	$96,320

APPENDIX B-1

PARTICIPANTS ELIGIBLE FOR EARLY RETIREMENT BENEFITS UNDER ARTICLE IV

Steven L. Bietz
John K. Castleberry
Terry D. Hildestad
Bruce T. Imsdahl
Vernon A. Raile
Warren L. Robinson
Paul K. Sandness
William E. Schneider

APPENDIX B-2

PARTICIPANTS ELIGIBLE FOR AGE 60 RETIREMENT BENEFITS UNDER ARTICLE IV

David L. Goodin
John G. Harp

APPENDIX C

MDU RESOURCES GROUP, INC.
Specified Employee Policy Regarding Compensation

Effective November 14, 2007, for purposes of all plans, agreements and other arrangements of MDU Resources Group, Inc. (the “Company”) and its affiliates that are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the determination of individuals who are “specified employees,” as that term is defined in Code Section 409A, shall be determined under this policy, as may be amended from time to time pursuant to paragraph 4 (“Policy”).

1.
Establishment of Specified Employee List.  Between January 1st and April 1st of each calendar year, the Company shall establish a “Specified Employee List.”  The Specified Employee List shall become effective on April 1st of the calendar year in which the Specified Employee List is established and shall cease to be effective on March 31st of the following calendar year.  Any individual who, as of his or her “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i)), is on the Specified Employee List then in effect shall be considered a “specified employee” for purposes of Section 409A.

2.
Inclusion on the Specified Employee List.  The Specified Employee List shall include all individuals who, at any time during the Determination Year, met the requirements of Code Section 416(i)(l)(A)(i), (ii) or (iii) and the related regulations (but without regard to Code Section 415(i)(5)).  For this purpose, “Determination Year” shall mean the calendar year ending on the December 31st prior to the April 1st when the Specified Employee List becomes effective.  For purposes of determining which individuals meet the requirements of Code Section 416(i)(l)(A)(i), (ii) or (iii) and the related regulations (but without regard to Code Section 415(i)(5)), the term gross compensation shall have the meaning set forth in the MDU Resources Group, Inc. 401(k) Retirement Plan, as may be amended from time to time (the “Retirement Plan”).

3.
Delayed Payments.  If any employee is determined to be a specified employee under this Policy, any compensation to be provided to such specified employee that is required to be delayed to comply with Code Section 409A(a)(2)(B)(i) shall not be provided before the date that is six months after the date of such separation from service (or, if earlier than the end of such six-month period, the date of death of the specified employee).  This Policy shall not apply to any payment that is not treated as deferred compensation under, or is otherwise excluded from, the requirements of Code Section 409A and the regulations promulgated thereunder.

4.
Changes to Policy.  The Company may amend or modify this Policy at any time; provided, however, that any changes made to the period during which the Specified Employee List is effective or the Determination Year shall not take effect for a period of at least 12 months and any changes made to the definition of compensation (either in the

Policy or in the Retirement Plan) shall not be used to identify specified employees until the next Specified Employee List is established.